FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Dividend for Second Quarter 2014

As Previously Disclosed, Future Quarterly Dividends Discontinued As Part of Ongoing Growth Strategy

New York, New York, June 18, 2014 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that on
June 17, 2014, RCAP’s board of directors authorized and RCAP declared a cash dividend for the second quarter of 2014 in an amount equal to $0.18 per share.

The quarterly dividend will be paid on July 10, 2014 to Class A common stockholders of record at the close of business on June 30, 2014. This cash dividend is consistent with the cash dividends previously declared and paid with respect to RCAP’s four previous fiscal quarters.

As previously disclosed in RCAP’s prospectus dated June 5, 2014 relating to RCAP’s recently completed public offering of Class A common stock, pursuant to RCAP’s debt covenants and consistent with RCAP’s strategy for growth, RCAP also announced its board of directors has decided to discontinue future quarterly dividends.

“The discontinuance of the quarterly dividend, which is consistent with our previously discussed plans, will allow the company to retain additional capital which the company plans to use to support internal growth and accretive external growth opportunities, all of which we believe will drive future shareholder value,” said William M. Kahane, Chief Executive Officer of RCAP.

About RCAP

RCS Capital Corporation (NYSE: RCAP) is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. RCAP is also engaged in the independent retail advice business following the closing of recent acquisitions of independent broker-dealers, and RCAP will be engaged in the investment management business following the closing of a pending acquisition of an investment manager. RCAP's business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to consummate our pending acquisitions of businesses and RCAP’s ability to integrate businesses acquired in recent acquisitions into RCAP’s existing businesses. Additional factors that may affect future results are contained in RCAP's filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (866) 904-2988